EXHIBIT 99.1

Sussex Bancorp
200 Munsonhurst Road, Rt. 517
Franklin, NJ 07416
973-827-2914

FOR IMMEDIATE RELEASE
SUSSEX BANCORP ANNOUNCES THIRD QUARTER 2006 EARNINGS
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DECLARES $0.07 CASH DIVIDEND

FRANKLIN, NEW JERSEY - October 19, 2006- Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the third quarter and nine months ending September 30, 2006.

For the quarter ended September 30, 2006, the Company earned net income of $578,000 compared to net income of $752,000 reported for the third quarter of 2005. For the nine months ended September 30, 2006, the Company earned net income of $1,826,000 compared to net income of $1,938,000 reported for the same period last year. Basic earnings per share for the three and nine months ended September 30, 2006 were $0.18 and $0.58 respectively, compared to $0.24 and $0.61 for the respective comparable periods of 2005. Diluted earnings per share were $0.18 and $0.57 respectively for the three and nine months ended September 30, 2006, compared to $0.23 and $0.61 for the respective comparable periods of 2005. While the Company’s net interest income increased for the nine month period ended September 30, 2006 compared to the prior year, the Company incurred expenses related to its acquisition of a new office in Port Jervis, New York on March 24 and additional consulting fees and other expenses associated with preparing for compliance with Sarbannes-Oxley Section 404. For the quarter ended September 30, 2006, the Company not only incurred the additional expense associated with Sarbanes-Oxley compliance and the Port Jervis office, but also experienced a decline in net interest income, as the Company’s interest expense increased significantly due to the offering of time deposits at higher interest rates to provide additional liquidity.

The Company’s net interest income decreased to $2,852,000 for the quarter ended September 30, 2006 from $2,885,000 for the third quarter of 2005. The Company’s interest income increased to $5,123,000 for the quarter ended September 30, 2006 from $4,023,000 for the third quarter of 2005. The Company’s interest expense increased to $2,271,000 for the three months ended September 30, 2006 from $1,338,000 for the third quarter of 2005. During 2006 the bank offered competitive time deposits as part of management’s overall strategy to fund new loan originations from deposits rather than borrowed funds. For the nine months ended September 30, 2006, the Company’s net interest income increased to $8,818,000 from the $8,263,000 earned for the same period last year. For the nine months ended September 30, 2006, the Company’s interest income increased to $14,580,000 from $11,130,000 for the period ended September 30, 2005. The Company’s total deposits increased to $291.6 million at September 30, 2006 from $245.1 million at September 30, 2005. At September 30, 2006 the Company had total assets of $346.5 million, compared to total assets of $304.0 million at September 30, 2005. The decrease in borrowed funds of $4.7 million at September 30, 2006 compared to the period ended September 30, 2005 is due to maturing FHLB advances, and the Company’s decision to fund new loan originations the through deposits rather than borrowed funds, as rates on FHLB advances increased.

The loan loss provision for the third quarter was $117,000 compared to $206,000 for the same period last year, as loan growth has slowed in the third quarter of 2006 from the same period in 2005. For the nine month period, the provision increased by $15,000, to $562,000. The Company’s total loans increased $50.6 million to $254.2 million at September 30, 2006 from $203.7 million at September 30, 2005.

The Company experienced increases in non-interest income in both the current quarter and year to date periods compared to 2005. The Company reported non-interest income of $1,299,000 and $3,959,000 for the current three and nine month periods, respectively, compared to non-interest income of $1,267,000 and $3,692,000 for the three and nine month periods ending September 30, 2005.

The Company’s other expenses increased in the three and nine month periods of 2006 compared to the prior year periods. For the three month period ending September 30, 2006 other expenses increased by $334,000, or 11.7%, while other expense increased by $867,000, or 10.0%, for the nine months ended September 30, 2006 compared to the prior year periods.  On March 24th the bank purchased a branch of NBT bank in Port Jervis, New York. The increases in other expenses related to increases in salaries and employee benefits, occupancy expenses, furniture and equipment expense and professional fees increased due to compliance costs attributable to Sarbannes-Oxley section 404.

Donald L. Kovach, Chairman and Chief Executive Officer of the Company, stated, “third quarter results illustrate our continued efforts to grow the balance sheet while continuing expansion into contiguous markets.”

Sussex Bancorp also announced that its Board of Director’s declared a cash dividend of $0.07 per share, payable November 24, 2006 to shareholders of record as of November 3, 2006.

Effective October 4, 2006, the Company began trading on the NASDAQ Global Market under the symbol SBBX. The Company’s common stock had previously traded on the American Stock Exchange.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its eight New Jersey offices and one Orange County office and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey. Also pending is the opening of a branch office in Warwick, New York during the fourth quarter of this year.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	September 30, 2006	September 30, 2005	December 31, 2005
	(unaudited)	(unaudited)
Cash and due from banks	$12,958	$9,800	$11,395
Federal funds sold	3,110	8,900	13,385
Cash and cash equivalents	16,068	18,700	24,780

Interest bearing time deposits with other banks	100	500	500
Securities available for sale	59,632	66,203	61,180
Federal Home Loan Bank Stock, at cost	964	900	1,025

Loans receivable, net of unearned income	254,211	203,653	211,335
Less: allowance for loan losses	3,166	2,394	2,615
Net loans receivable	251,045	201,259	208,720

Premises and equipment, net	7,484	5,806	6,619
Accrued interest receivable	1,638	1,523	1,778
Other assets	9,580	9,062	8,580

Total Assets	$346,511	$303,953	$313,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$31,931	$37,355	$39,148
Interest bearing	259,624	207,767	217,699
Total Deposits	291,555	245,122	256,847

Borrowings	13,264	18,000	16,300
Accrued interest payable and other liabilities	2,422	2,652	1,956
Junior subordinated debentures	5,155	5,155	5,155

Total Liabilities	312,396	270,929	280,258

Total Stockholders' Equity	34,115	33,024	32,924

Total Liabilities and Stockholders' Equity	$346,511	$303,953	$313,182

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
INTEREST INCOME
Loans receivable, including fees	$4,374	$3,259	$12,404	$8,748
Securities:
Taxable	365	400	1,067	1,280
Tax-exempt	263	285	783	877
Federal funds sold	120	65	315	184
Interest bearing deposits	1	14	11	41
Total Interest Income	5,123	4,023	14,580	11,130

INTEREST EXPENSE
Deposits	1,987	877	4,907	2,150
Borrowings	167	169	526	461
Junior subordinated debentures	117	92	329	256
Total Interest Expense	2,271	1,138	5,762	2,867

Net Interest Income	2,852	2,885	8,818	8,263
PROVISION FOR LOAN LOSSES	117	206	562	547
Net Interest Income after Provision for Loan Losses	2,735	2,679	8,256	7,716

OTHER INCOME
Service fees on deposit accounts	349	334	1,017	885
ATM and debit card fees	97	90	276	259
Insurance commissions and fees	600	536	2,021	1,753
Investment brokerage fees	74	104	214	234
Net gain on sale of securities, available for sale	-	42	-	42
Other	179	161	431	519
Total Other Income	1,299	1,267	3,959	3,692

OTHER EXPENSES
Salaries and employee benefits	1,759	1,610	5,154	4,813
Occupancy, net	280	246	810	734
Furniture, equipment and data processing	300	267	875	789
Stationary and supplies	47	43	143	131
Professional fees	153	136	498	385
Advertising and promotion	110	108	440	374
Insurance	47	33	151	121
Postage and freight	52	41	164	131
Amortization of intangible assets	40	61	113	188
Other	402	311	1,200	1,015
Total Other Expenses	3,190	2,856	9,548	8,681

Income before Income Taxes	844	1,090	2,667	2,727
PROVISION FOR INCOME TAXES	266	338	841	789
Net Income	$578	$752	$1,826	$1,938

EARNINGS PER SHARE
Basic	$0.18	$0.24	$0.58	$0.61

Diluted	$0.18	$0.23	$0.57	$0.61

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Nine Months Ended September 30,
(dollars in thousands)	2006			2005
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$24,258	$1,056	5.82%	$27,326	$1,245	6.09%
Taxable	35,647	1,067	4.00%	46,527	1,280	3.68%
Total securities	59,905	2,123	4.74%	73,853	2,525	4.57%
Total loans receivable (4)	234,212	12,404	7.08%	177,891	8,748	6.57%
Other interest-earning assets	9,118	326	4.78%	10,427	225	2.89%
Total earning assets	303,235	$14,853	6.55%	262,171	$11,498	5.86%

Non-interest earning assets	25,713			23,982
Allowance for loan losses	(2,910)			(2,118)
Total Assets	$326,038			$284,035

Sources of Funds:
Interest bearing deposits:
NOW	$55,333	$885	2.14%	$43,028	$200	0.62%
Money market	29,122	845	3.88%	20,746	326	2.10%
Savings	47,571	307	0.86%	64,110	345	0.72%
Time	95,957	2,870	4.00%	66,419	1,279	2.57%
Total interest bearing deposits	227,983	4,907	2.88%	194,303	2,150	1.48%
Borrowed funds	14,274	526	4.86%	13,189	461	4.61%
Junior subordinated debentures	5,155	329	8.42%	5,155	256	6.55%
Total interest bearing liabilities	247,412	$5,762	3.11%	212,647	$2,867	1.80%

Non-interest bearing liabilities:
Demand deposits	43,242			37,545
Other liabilities	1,902			1,682
Total non-interest bearing liabilities	45,144			39,227
Stockholders' equity	33,482			32,161
Total Liabilities and Stockholders' Equity	$326,038			$284,035

Net Interest Income and Margin (5)		$9,091	4.01%		$8,631	4.40%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets